EXHIBIT 99.1

Huttig Building Products, Inc. Announces Third Quarter 2021 Results

Third Quarter 2021 Highlights (as compared to prior year quarter):

  Net sales of $245.3 million compared to $212.7 million
  Gross margins increased to 23.2% compared to 20.1%
  Net earnings increased to $18.7 million compared to $6.1 million
  Total liquidity increased to $168.5 million compared to $69.8 million
  Adjusted EBITDA increased to $17.5 million compared to $8.5 million

ST. LOUIS, Nov. 03, 2021 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (“Huttig” or the “Company”) (NASDAQ: HBP), a leading domestic distributor of millwork, building materials and wood products, today reported financial results for the third quarter ended September 30, 2021.

“Despite the continued challenging business environment related to severe supply chain disruption and a lack of available labor, our organization pulled together once again to generate another quarter of strong financial results,” said Jon Vrabely, President and CEO of Huttig. “Our strong performance in the quarter, and on a year-to-date basis, are a direct result of the fortitude and dedication of our associates, and the actions we have taken over the past two years to meaningfully and sustainably improve our financial model.”

SUMMARY RESULTS FOR THIRD QUARTER ENDED SEPTEMBER 30, 2021
(unaudited)
(in millions, except per share data)

	Three Months Ended September 30,
	2021		2020
Net sales	$245.3	100.0%	$212.7	100.0%
Gross margin	56.8	23.2%	42.7	20.1%
Operating expenses	39.3	16.0%	35.8	16.8%
Operating income	19.1	7.8%	6.9	3.2%
Net income	18.7	7.6%	6.1	2.9%
Net earnings per share - basic and diluted	$0.68		$0.24

	Nine Months Ended September 30,
	2021		2020
Net sales	$707.4	100.0%	$607.7	100.0%
Gross margin	157.8	22.3%	122.3	20.1%
Operating expenses	115.7	16.4%	109.5	18.0%
Goodwill impairment	-	0.0%	9.5	1.6%
Restructuring charges	-	0.0%	1.5	0.2%
Operating income	43.7	6.2%	1.8	0.3%
Net income (loss)	41.7	5.9%	(1.2)	-0.2%
Net earnings (loss) per share - basic and diluted	$1.52		$(0.04)

Results of Operations

Three Months Ended September 30, 2021 Compared to Three Months Ended September 30, 2020
Net sales were $245.3 million in the third quarter of 2021, which were $32.6 million, or 15.3%, higher than the third quarter of 2020. The increase in net sales was primarily attributable to an increase in residential construction activity as compared to the third quarter of 2020. Net sales in 2021 were also favorably impacted by an improved pricing environment where demand-driven pricing was pronounced due to higher input costs, including labor and materials, caused primarily by supply chain disruption. Year-over-year sales growth in the third quarter of 2021 was moderated by restructuring activities announced in the second quarter of last year, and by our 2020 product rationalization program. Despite these factors, sales increased in all three of our product classifications.

Millwork sales of $105.7 million in the third quarter of 2021 were $14.9 million, or 16.4%, higher than the third quarter of 2020. Millwork has been significantly impacted by supply chain disruption and by 2020 restructuring and product rationalization activities. This product classification has been subject to multiple price increases since third quarter 2020. Building products sales increased 12.7% in the third quarter of 2021 to $119.6 million, compared to $106.1 million in the third quarter of 2020. Third quarter 2021 building products sales benefitted from consistent high levels of demand and by price increases for certain product lines within the category. The year-over-year sales growth in this category was also mitigated by ongoing supply chain disruption. Wood product sales increased 26.6% in the third quarter of 2021 to $20.0 million, compared to $15.8 million in the third quarter of 2020. Higher market prices on a year-over-year basis contributed to the increase in this category.

Gross margin was $56.8 million in the third quarter of 2021, compared to $42.7 million in the third quarter of 2020. As a percentage of net sales, gross margin was 23.2% in the third quarter of 2021, compared to 20.1% in the third quarter of 2020. Gross margins were favorably impacted by our continued focus on non-commoditized, strategic product lines which carry higher margins, as well as effective pricing management. We also benefitted from increased purchasing incentives in 2021. The increase in our gross margin percentage from these actions more than offset the impact from a disproportionate increase in lower-margin direct sales in the third quarter of 2021 as compared to 2020.

Operating expenses were $39.3 million in the third quarter of 2021, which were $3.5 million, or 9.8% higher than the $35.8 million reported in the third quarter of 2020. Personnel costs increased $2.2 million, or 10.4%, reflecting increased variable incentive compensation from improved operating results, wage increases and reinstatement of compensation reductions and other cost reduction actions taken in 2020. These increases were partially offset by a $1.5 million Cares Act Employee Retention Tax Credit and lower medical costs. Non-personnel costs increased $1.3 million, or 8.9%. The increase was primarily driven by higher fuel, insurance and tax costs. Overall, our cost structure was levered against higher sales volume. As a percentage of net sales, operating expenses were 16.0% in the third quarter of 2021 compared to 16.8% in the third quarter of 2020.

In the third quarter of 2021, we recorded a gain on the sale of our former Selkirk, New York facility, which was closed as part of our 2020 restructuring activities.

Net interest expense was $0.7 million in the third quarter of 2021 compared to $0.8 million in the third quarter of 2020. Net interest expense in the third quarter of 2021 includes $0.1 million in period costs related to refinancing the credit facility. Lower overall net interest expense in the third quarter of 2021 reflects both lower average debt balances and lower interest rates.

Income taxes were a benefit of $0.3 million and zero for the quarters ended September 30, 2021 and 2020, respectively. We utilized our remaining carryforward federal tax net operating losses to offset taxable income during the third quarter of 2021, eliminating our federal deferred tax asset and releasing an equivalent amount of our valuation allowance.

As a result of the foregoing factors, we reported net income of $18.7 million for the quarter ended September 30, 2021, compared to net income of $6.1 million for the quarter ended September 30, 2020.

Adjusted EBITDA was $17.5 million for the third quarter of 2021, compared to $8.5 million for the third quarter of 2020. Adjusted EBITDA is a non-GAAP measurement. See the below reconciliation of non-GAAP financial measures.

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020
Net sales were $707.4 million in the first nine months of 2021, which was $99.7 million, or 16.4%, higher than the first nine months of 2020. The increase in net sales was primarily attributable to an increase in residential construction activity in 2021 compared to 2020 which was significantly impacted by the onset of the pandemic. Sales growth in the first nine months of 2021 was moderated in comparison to the first nine months of 2020 by restructuring activities announced in the second quarter of last year, and by our 2020 product rationalization program. Net sales in 2021 were favorably impacted by an improved pricing environment where demand-driven pricing was pronounced due to higher input costs, including labor and materials, caused primarily by supply chain disruption. Despite these factors, sales increased in all three of our product classifications.

Millwork product sales increased 11.4% in the first nine months of 2021 to $299.2 million, compared to $268.7 million in the first nine months of 2020; building products sales increased 17.4% in the first nine months of 2021 to $347.6 million, compared to $296.1 million in the first nine months of 2020; and wood product sales increased 41.3% in the first nine months of 2021 to $60.6 million, compared to $42.9 million in the first nine months of 2020. Millwork sales, although significantly impacted by supply chain disruption and by our 2020 restructuring and product rationalization activities, increased due to continued strong levels of demand and a favorable pricing environment. Demand for our value-added millwork products currently exceeds supply, creating an input-constrained ability to produce. Building products sales benefitted from consistent high levels of demand for certain product lines within the category, including certain strategic product lines. The year-over-year sales growth in this category was mitigated by supply chain disruption and by product rationalization activities related to our focus on higher-margin, non-commoditized products. Wood product sales benefitted from higher market prices on a year-over-year basis.

Gross margin was $157.8 million in the first nine months of 2021, compared to $122.3 million in the first nine months of 2020. As a percentage of net sales, gross margin was 22.3% in the first nine months of 2021, compared to 20.1% in the first nine months of 2020. Gross margins were favorably impacted by our continued focus on non-commoditized, strategic product lines which carry higher margins, as well as effective pricing management. We also benefited from increased purchasing incentives in 2021. The increase in our gross margin percentage from these actions more than offset the impact from a disproportionate increase in lower-margin direct sales in the first nine months of 2021 as compared to 2020.

Operating expenses were $115.7 million in the first nine months of 2021, which were $6.2 million or 5.7% higher than the $109.5 million reported for the same period a year ago. Personnel costs increased $6.0 million, or 9.6%, reflecting increased variable incentive compensation from improved operating results, wage increases and reinstatement of compensation and other cost reductions taken in 2020. These increases were partially offset by lower medical costs and a $1.5 million Cares Act Employee Retention Tax Credit. Non-personnel costs increased $0.2 million, or 0.4%. Higher fuel, insurance and tax costs were offset by lower contract haul expenses, reduced operating rent costs, and an improved bad debt provision. Overall, our cost structure was levered against higher sales volume. As a percentage of net sales, operating expenses were 16.4% in the first nine months of 2021 compared to 18.0% in the first nine months of 2020.

In the third quarter of 2021, we recorded a gain on the sale of our former Selkirk, New York facility which was closed as part of our 2020 restructuring activities.

During the first quarter of 2020, a decline in the market value of our public equity concurrent with the COVID-19 pandemic triggered an assessment of goodwill. As a result of the interim goodwill impairment test, we recognized a goodwill impairment charge of $9.5 million.

During the second quarter of 2020, we announced the closing our Columbus, Ohio and Selkirk, New York branch locations, which was substantially completed during the third quarter of 2020. We recorded a restructuring charge of $1.5 million in the second quarter of 2020 for closure-related costs including personnel, facility, equipment and working capital-related costs.

Net interest expense was $2.0 million in the first nine months of 2021 compared to $3.0 million in the first nine months of 2020. Net interest expense in the first nine months of 2021 includes $0.1 million in period costs related to refinancing the credit facility. The lower net interest expense in the first nine months of 2020 reflected both lower average borrowing and lower interest rates.

Income taxes were zero for the first nine months ended both September 30, 2021 and 2020. We utilized our remaining carryforward federal tax net operating losses to offset taxable income during the nine months ended September 30, 2021, eliminating our federal deferred tax asset and releasing an equivalent amount valuation allowance.

As a result of the foregoing factors, we reported net income of $41.7 million and a net loss of $1.2 million for the nine months ended September 30, 2021 and 2020, respectively. Adjusted for the $9.5 million goodwill impairment charge and the $1.5 million restructuring charge in 2020, adjusted net income for the first nine months of 2020 was $9.8 million.

Adjusted EBITDA was $45.4 million for the first nine months of 2021, compared to $17.7 million for the first nine months of 2020. Adjusted EBITDA is a non-GAAP measurement. See the below reconciliation of non-GAAP financial measures.

Balance Sheet & Liquidity
Cash provided by operating activities was $21.2 million during the first nine months of 2021, compared to $35.6 million during the first nine months of 2020. During the first nine months of 2021, we invested $22.4 million in a normal seasonal build of inventories, compared to rationalization of $31.7 million of inventory in response to the COVID-19 pandemic in the first nine months of 2020. The impact from the increased inventory investment in 2021 was substantially offset by an increase in accounts payable of $29.2 million and by higher cash flows from improved operating results as compared to the first nine months of 2020.

At September 30, 2021, we had total liquidity of $168.5 million, including excess committed borrowing availability of $167.2 million and net available cash of $1.3 million, adjusted for $3.2 million of cash temporarily committed as collateral under our insurance programs. At September 30, 2020, total liquidity was $69.8 million, including excess committed borrowing availability of $69.0 million and cash of $0.8 million.

Conference Call
Huttig Building Products, Inc. will host a conference call Thursday, November 4, 2021 at 10:00 a.m. Central Time. Participants can listen to the call live via webcast by going to the investor portion of Huttig’s website at www.huttig.com. Participants can also access the live conference call via telephone at (866) 238-1641 or (213) 660-0927 (international). The conference ID for this call is 1353156.

About Huttig
Huttig, currently in its 137th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in-home improvement, remodeling and repair work. Huttig distributes its products through 25 distribution centers serving 41 states. Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “estimate,” “project” or similar expressions may identify forward-looking statements, although not all forward-looking statements contain such words. Statements made in this press release looking forward in time, including, but not limited to, statements regarding our current views with respect to financial performance, future growth in the housing market, distribution channels, sales, favorable supplier relationships, inventory levels, the ability to meet customer needs, enhanced competitive posture, strategic initiatives, financial impact from litigation or contingencies, including environmental proceedings, are included pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.

These statements present management’s expectations, beliefs, plans and objectives regarding our future business and financial performance. We cannot guarantee that any forward-looking statements will be realized or achieved. These forward-looking statements are based on current projections, estimates, assumptions and judgments, and involve known and unknown risks and uncertainties. We disclaim any obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

There are a number of factors, some of which are beyond our control that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to: the success of our growth initiatives; risks associated with our private brands; the strength of new construction, home improvement and remodeling markets and the recovery of the homebuilding industry to levels consistent with the historical annual average total housing starts from 1959 to 2020 of approximately 1.4 million starts based on statistics tracked by the U.S. Census Bureau; the cyclical nature of our industry; risks of international suppliers; supply chain disruption; the impact of global health concerns, including the current COVID-19 pandemic, and governmental responses to such concerns, on our business, results of operations, liquidity and capital resources; product liability claims and other legal proceedings; the impacts of the process or outcome of our strategic review process; commodity prices and demand in light of the COVID-19 pandemic; competition with existing or new industry participants; our failure to attract and retain key personnel; deterioration in our relationship with our unionized employees, including work stoppages or other disputes; funding requirements for multi-employer pension plans for our unionized employees; our ability to comply with, and the restrictive effect of, the financial covenant applicable under our credit facility; deterioration of our customers’ creditworthiness or our inability to forecast such deteriorations, particularly in light of the COVID-19 pandemic; the loss of a significant customer; termination of key supplier relationships; the ability to source alternative suppliers in light of the COVID-19 pandemic; current or future litigation; the cost of environmental compliance, including actual expenses we may incur to resolve proceedings we are involved in arising out of a formerly owned facility in Montana; federal and state transportation regulations; uncertainties resulting from changes to United States and foreign laws, regulations and policies; the potential impact of changes in tariff costs, including tariffs on imported steel and aluminum, and potential anti-dumping or countervailing duties; fuel cost increases; stock market volatility; failure to meet exchange listing requirements; stockholder activist disruption; information technology failures, network disruptions, cybersecurity attacks or breaches in data security; significant uninsured claims; the integration of any business we acquire and the liabilities of such businesses; the seasonality of our operations; any limitations on our ability to utilize our deferred tax assets to reduce future taxable income and tax liabilities; intangible asset impairment; and those factors set forth under Part I, Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as updated by Part II, Item IA – “Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Non-GAAP Financial Measures
Huttig supplements its reporting of net income with the non-GAAP measurement of Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for GAAP measures.

The Company defines Adjusted EBITDA as net income adjusted for interest, income taxes, depreciation and amortization and other items as listed in the table below and presents Adjusted EBITDA because it is a primary measure used by management, and by similar companies in the industry, to evaluate operating performance and Huttig believes it enhances investors’ overall understanding of the financial performance of our business. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance. Huttig compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors affecting the business. Because not all companies use identical calculations, Huttig’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA
The following table presents a reconciliation of net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended		Nine Months Ended		12 Months Ended
	September 30,		September 30,		September 30,
	2021	2020	2021	2020	2021
Net income (loss)	$18.7	$6.1	$41.7	$(1.2)	$42.0
Interest expense, net	0.7	0.8	2.0	3.0	2.6
Income tax (benefit) expense	(0.3)	—	—	—	0.1
Depreciation and amortization	1.1	1.2	3.6	3.9	4.8
Stock compensation expense	0.4	0.4	1.2	1.0	1.4
Gain on sale of assets	(1.6)	—	(1.6)	—	(1.6)
Employee retention tax credit	(1.5)	—	(1.5)	—	(1.5)
Goodwill impairment	—	—	—	9.5	—
Restructuring charges	—	—	—	1.5	—
Adjusted EBITDA	$17.5	$8.5	$45.4	$17.7	$47.8

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net sales	$245.3	$212.7	$707.4	$607.7
Cost of sales	188.5	170.0	549.6	485.4
Gross margin	56.8	42.7	157.8	122.3
Operating expenses	39.3	35.8	115.7	109.5
Gain on disposal of assets	(1.6)	—	(1.6)	-
Goodwill impairment	—	—	—	9.5
Restucturing charges	—	—	—	1.5
Operating income	19.1	6.9	43.7	1.8
Interest expense, net	0.7	0.8	2.0	3.0
Income (loss) from operations before income taxes	18.4	6.1	41.7	(1.2)
Income tax benefit	(0.3)	—	—	—
Income (loss) from continuing operations	18.7	6.1	41.7	(1.2)
Loss from discontinued operations, net of taxes	—	—	—	—
Net income (loss)	$18.7	$6.1	$41.7	$(1.2)

Earnings (loss) per share:
Earnings (loss) from continuing operations per share - basic	$0.68	$0.24	$1.52	$(0.04)
Loss from discontinued operations per share - basic	—	—	—	—
Net earnings (loss) per share - basic	$0.68	$0.24	$1.52	$(0.04)

Earnings (loss) from continuing operations per share - diluted	$0.68	$0.24	$1.52	$(0.04)
Loss from discontinued operations per share - diluted	—	—	—	—
Net earnings (loss) per share - diluted	$0.68	$0.24	$1.52	$(0.04)

Weighted average shares outstanding:
Basic shares outstanding	27.4	26.0	27.4	26.0
Diluted shares outstanding	27.5	26.2	27.5	26.0

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	September 30,	December 31,	September 30,
	2021	2020	2020
ASSETS
CURRENT ASSETS:
Cash and equivalents	$4.5	$0.3	$0.8
Trade accounts receivable, net	101.1	69.3	85.8
Inventories, net	128.1	105.7	107.7
Other current assets	17.9	10.6	9.7
Total current assets	251.6	185.9	204.0

PROPERTY, PLANT AND EQUIPMENT:
Land	5.0	5.0	5.0
Buildings and improvements	31.7	32.3	32.5
Machinery and equipment	59.9	58.2	59.0
Gross property, plant and equipment	96.6	95.5	96.5
Less accumulated depreciation	69.2	67.1	67.0
Property, plant and equipment, net	27.4	28.4	29.5

OTHER ASSETS:
Operating lease right-of-use assets	38.9	33.9	36.3
Other	6.6	4.4	4.6
Total other assets	45.5	38.3	40.9
TOTAL ASSETS	$324.5	$252.6	$274.4

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions, except share data)

	September 30,	December 31,	September 30,
	2021	2020	2020
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1.8	$1.7	$1.8
Current maturities of operating lease right-of-use liabilities	10.0	9.1	9.6
Trade accounts payable	82.3	53.1	67.9
Accrued compensation	15.4	10.0	8.1
Other accrued liabilities	21.5	15.7	15.2
Total current liabilities	131.0	89.6	102.6
NON-CURRENT LIABILITIES:
Long-term debt, less current maturities	76.4	92.4	99.8
Operating lease right-of-use liabilities, less current maturities	28.9	24.9	27.0
Other non-current liabilities	2.2	2.4	2.3
Total non-current liabilities	107.5	119.7	129.1

SHAREHOLDERS’ EQUITY:
Preferred shares: $.01 par (5,000,000 shares authorized)	—	—	—
Common shares: $.01 par (75,000,000 shares authorized: 27,395,672; 26,889,190; and 26,889,190 shares issued and outstanding at September 30, 2021, December 31, 2020 and September 30, 2020, respectively)	0.3	0.3	0.3
Additional paid-in capital	50.5	49.5	49.2
Retained earnings (accumulated deficit)	35.2	(6.5)	(6.8)
Total shareholders’ equity	86.0	43.3	42.7

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$324.5	$252.6	$274.4

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Cash Flows From Operating Activities:
Net income (loss)	$18.7	$6.1	$41.7	$(1.2)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1.1	1.2	3.6	3.9
Non-cash interest expense	0.1	0.1	0.2	0.2
Stock-based compensation	0.4	0.4	1.2	1.0
Deferred income taxes	(1.6)	—	(1.6)	-
Goodwill impairment	—	—	—	9.5
Restructuring charges	—	—	—	1.5
Changes in operating assets and liabilities:
Trade accounts receivable	4.7	9.7	(31.8)	(25.3)
Inventories, net	(7.8)	0.8	(22.4)	31.7
Trade accounts payable	7.0	5.0	29.2	11.1
Other	(0.3)	2.1	1.7	3.3
Cash provided by continuing operating activities	22.3	25.4	21.8	35.7
Cash used in discontinued operating activities	(0.3)	—	(0.6)	(0.1)
Total cash provided by operating activities	22.0	25.4	21.2	35.6
Cash Flows From Investing Activities:
Capital expenditures	(0.8)	(0.7)	(1.3)	(1.5)
Proceeds from disposition of assets	1.6	—	1.6	—
Total cash provided by (used in) investing activities	0.8	(0.7)	0.3	(1.5)
Cash Flows From Financing Activities:
Repayments of debt, net	(21.2)	(25.7)	(17.1)	(35.5)
Repurchase of shares to satisfy employee tax withholdings	—	—	(0.2)	—
Total cash used in financing activities	(21.2)	(25.7)	(17.3)	(35.5)
Net increase (decrease) in cash and equivalents	1.6	(1.0)	4.2	(1.4)
Cash and equivalents, beginning of period	2.9	1.8	0.3	2.2
Cash and equivalents, end of period	$4.5	$0.8	$4.5	$0.8

For more information, contact:

investor@huttig.com